Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

eAcceleration Corp.

Poulsbo, Washington

We hereby consent to the incorporation by reference in the registration statement on Forms S-8 (No. 333-85444), of our report dated February 24, 2006, relating to the consolidated financial statements of eAcceleration Corp. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Peterson Sullivan PLLC

February 24, 2006
Seattle, Washington